Exhibit 5.1

June 9, 2006

NitroMed, Inc.
125 Spring Street
Lexington, Massachusetts 02421

Re:	Amended and Restated 2003 Stock Incentive Plan, as amended
2003 Employee Stock Purchase Plan, as amended

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of (i) 1,219,679 shares of common stock, $0.01 par value per share (the “Common Stock”), of NitroMed, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), and (ii) 75,000 shares of Common Stock ((i) and (ii) collectively, the “Shares”), issuable under the Company’s 2003 Employee Stock Purchase Plan, as amended (the “ESPP” and together with the 2003 Plan, the “Plans”).

We have examined and relied upon the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of records of the meetings of the Board of Directors and stockholders of the Company, as provided to us by the Company, the Registration Statement and such other documents relating to the Company as we have deemed necessary for the purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of any such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

NitroMed, Inc.
June  9, 2006

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial opinions, and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ STEVEN D. SINGER
Steven D. Singer, a Partner